UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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VERIZON COMMUNICATIONS INC.

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To Our Investors:

The American Federation of Labor and Congress of Industrial Organizations (AFL-CIO) has launched a campaign against Verizon and its compensation and governance practices. As Verizon’s Investor Relations and Chief Governance Officers, we wanted to assure you that Verizon has adopted strong governance practices and that its compensation practices provide pay-for-performance.

Over the last 5 years, Verizon’s revenues, earnings and stock performance have been affected by competition and technology substitution which have also had an impact on the entire telecom industry. Verizon’s strategy is to transform its business, focusing on core competencies and growth opportunities. Verizon has made substantial investments in its network, acquired strategic assets and restructured other assets. Those actions were reflected in its total shareholder return over the last 5 years.

As part of its campaign, the AFL-CIO is recommending that shareholders vote against the Directors who are members of Verizon’s Human Resources Committee. As noted above and discussed in the Proxy Statement, the Human Resources Committee has acted in good faith and has established a compensation system that we believe effectively aligns the interests of the executives and shareholders. As you may know, ISS has recommended a vote for all of the Directors, including the members of the Human Resources Committee.

Verizon’s Human Resources Committee has designed a total compensation program that provides a direct linkage between pay and performance. 89% of the total compensation of Verizon’s CEO, Mr. Ivan Seidenberg, is performance-based and therefore, at risk. As disclosed in our Proxy Statements reporting compensation for 2002 through 2006, Mr. Seidenberg was granted a total of approximately $57 million in long-term incentive opportunities in both stock options and performance share units. These awards were valued using the fair value on the date of the grant. Approximately 60% of these awards have vested and, to date, Mr. Seidenberg has only realized approximately 30% of his vested opportunities. As evidenced by the percentage of long-term incentive opportunity realized by Mr. Seidenberg, the Human Resources Committee is focused on linking pay to performance. These pay-for-performance practices apply to all of Verizon’s executives. Verizon’s one- and three-year total shareholder return of 34.6% and 26%, respectively, demonstrates that we are executing on our strategy and delivering profitable growth and value for our shareholders.

The AFL-CIO is also encouraging shareholders to support several proposals. As discussed below, Verizon recommends a vote against these proposals.

Item 4. Shareholder Approval of Future Severance Agreements

Verizon has already adopted a comprehensive policy requiring shareholder approval of severance agreements or arrangements that provide for severance payments of more than 2.99 times base salary and bonus.

•	Verizon adopted this policy in response to a shareholder vote on an earlier severance proposal.

•	The policy limits the payment of special benefits to executives upon termination and includes all cash severance payments.

The AFL-CIO proposal seeks to expand the severance policy by including payments to which all employees are entitled under various retirement and broad-based compensation plans without regard to severance. We believe this is inappropriate. We maintain, and some commentators have also recognized, that:

•	These are vested retirement benefits that all employees have earned over the course of their careers, and may include contributions by individual employees.

•	These benefits do not result from special arrangements or agreements and should not be included in any limitation on severance “benefits.”

Item 5. Compensation Consultant Disclosure

We have already provided meaningful disclosure that addresses the issues raised in this proposal. As reported in the Proxy Statement:

•

Verizon’s Human Resources Committee retained a new independent compensation consultant, Pearl Meyer & Partners, to replace Hewitt Associates in 2006. Pearl Meyer does not provide any services to the Company other than those provided to the Committee;

•	No senior executive named in the Proxy Statement participated in the decision regarding the selection or retention of the consultant;

•

Even though Hewitt Associates is no longer the Committee’s compensation consultant, Verizon voluntarily disclosed in the Proxy Statement that Hewitt provides employee benefits administration and actuarial services to Verizon on behalf of its active and retiree management and union employees.

Item 6. Advisory Vote on Compensation

Shareholders already have a direct means of communicating specific concerns to the Directors. A simple “for” or “against” vote on compensation does not provide any specific information to the Directors on the nature of the shareholders’ concerns or any information that would be useful in determining compensation policies and practices. Moreover, selective adoption of an advisory vote process could place Verizon at a competitive disadvantage. In countries like the United Kingdom where an advisory vote process is in use, it is a requirement that applies to all companies.

Verizon is committed to implementing good corporate governance practices, as amply demonstrated by the measures the Board has adopted, which are described in the attached summary.

If you would like to discuss the proposals or any other matters referred to in this letter, please contact either of us.

Very truly yours,

/s/ Ron Lataille	/s/ Marianne Drost
Ron Lataille	Marianne Drost
Senior Vice President – Investor Relations	Senior Vice President, Deputy General Counsel and Corporate Secretary

Attachment

Verizon’s Commitment to Exemplary Corporate Governance and Compensation Practices

and Responsiveness to Shareholders

Verizon’s Corporate Governance Guidelines, which can be found beginning at page A-1 of the Proxy Statement and at www.verizon.com/investor, establish policies and practices that ensure that the Board is responsive to shareholders and that its actions are transparent. For example:

•	Verizon has amended its bylaws to provide for the election of Directors by a majority vote of its shareholders. This provision can only be changed by a vote of shareholders.

•	Verizon has independence standards that are stricter than those required by the NYSE, and all 14 non-employee Directors are independent.

•

The Board annually elects an independent Director to serve as Presiding Director. The Presiding Director acts as liaison with the Chairman, chairs all executive sessions of the Board, and approves the schedule, agenda and materials for all meetings of the Board.

•	Verizon limits the number of boards on which Directors may serve.

•	Verizon does not have a poison pill and requires that, if one is adopted, it must be approved by shareholders and then re-approved every three years.

•	Verizon requires shareholder approval of any new employment or severance agreement with an executive that provides for cash severance benefits exceeding 2.99 times salary and bonus.

•	Verizon has implemented a “clawback” policy that enables it to seek the return of incentive payments from executives who receive bonuses based on financial misconduct.

•	Verizon has never back dated stock options. Verizon has not issued options since 2004.

•	Verizon eliminated supplemental executive retirement plans (SERPs) in 2004.

•	Verizon does not provide above-market preferential earnings on non-qualified deferred compensation.